Exhibit 2.1

EXECUTION VERSION

ACQUISITION AGREEMENT

BY AND BETWEEN

HOME BANCSHARES, INC.

AND

BANK OF COMMERCE HOLDINGS, INC.

DATED AS OF DECEMBER 1, 2016

ii

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ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2016 by and between HOME BANCSHARES, INC., an Arkansas corporation and bank holding company (“Buyer”), and BANK OF COMMERCE HOLDINGS, INC., a Florida corporation with its principal offices in Sarasota, Florida (“Seller”).

RECITALS

WHEREAS, Seller is a registered bank holding company and owns all of the issued and outstanding capital stock (the “Bank Stock”) of The Bank of Commerce, a Florida banking corporation with its principal offices in Sarasota, Florida (“Bank”);

WHEREAS, Buyer is a registered bank holding company and owns all of the issued and outstanding capital stock of Centennial Bank, an Arkansas state banking corporation with its principal offices in Conway, Arkansas (“Centennial”);

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of common stock of the Bank Stock (the “Shares”) free and clear of all Encumbrances (as defined herein), and certain other assets of the Seller, on the terms and conditions contained in this Agreement (“Acquisition”);

WHEREAS, among other conditions, the Acquisition is subject to the prior or contemporaneous acquisition by Buyer or Bank of the Floating Rate Junior Subordinate Debentures due September 20, 2019 issued by Bank (the “Subordinated Debentures”) pursuant to the terms of the purchase agreement by and between B. Byron DeFoor and Preferred Term Securities XV, Ltd dated on or around September 9, 2016 (the “Subordinated Debenture Purchase Agreement”; the transaction contemplated by the Subordinated Debenture Purchase Agreement is referred to as the “Subordinated Debenture Acquisition”) that has been or will be assigned to Buyer;

WHEREAS, Seller has filed a voluntary bankruptcy petition (“Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (“Bankruptcy Code”), in the United States Bankruptcy Court for the Middle District of Florida (“Bankruptcy Court”) on September 22, 2016 (the “Petition Date”);

WHEREAS, the parties intend for the sale and purchase of the Shares and the Other Purchased Assets (as defined herein) to be effectuated pursuant to an order of the Bankruptcy Court under Section 105, 363 and 365 of the Bankruptcy Code approving such transactions;

WHEREAS, the Acquisition is subject to the approvals or waivers of the Florida Office of Financial Regulation (“FOFR”), the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (“FRB”) and the Arkansas State Bank Department (“ASBD”), and will be effectuated in accordance with the Plan (as defined below) confirmed in the Bankruptcy Case;

WHEREAS, the boards of directors of Seller and Bank have determined that, based upon the financial condition of Bank and the need for significant additional capital, the Acquisition, including the Bankruptcy Case as defined herein, are the best means to provide capital for Bank, protect Bank’s depositors and maintain Bank as a viable entity;

WHEREAS, following the receipt of all required regulatory approvals, Bank will join in and become a party to this Agreement;

WHEREAS, immediately after the closing of the Acquisition, Buyer intends to merge the Bank into Centennial, subject to regulatory approval; and

WHEREAS, the parties desire to enter into this Agreement for the purposes specified in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the undersigned parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. In this Agreement, except as the context may otherwise require, the following terms will have the meanings set forth below:

“ACI Coverage Ratio” means the ratio determined by dividing (i) the sum of Bank’s 90 days past due plus non-accruing loans plus Other Real Estate Owned by (ii) Bank’s tangible tier one common equity plus its allowance for loan and lease losses (determined in accordance with GAAP and RAP).

“Action” means any suit, action, investigation or proceeding or governmental or regulatory investigation of any kind or nature.

“Acquisition” has the meaning set forth in the Recitals.

“Adequate Assurance Information” has the meaning set forth in Section 6.14(d)(iv)(J).

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble, as amended, modified or restated from time to time in accordance with its terms.

“Alternative Transaction” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to any tender or exchange offer to acquire 20% or more of the voting power of Bank or Seller, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving Bank or Seller or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of common stock or securities convertible or exchangeable for shares of common stock whether or not such shares are currently exchangeable or convertible), or 20% or more of the business, revenue, net income, assets or deposits of, Bank or Seller, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

“Auction” has the meaning set forth in the Bidding Procedures.

“Bank” has the meaning set forth in the Recitals.

“Bank Stock” has the meaning set forth in the Recitals.

“Bank Stock Purchase Price” has the meaning set forth in Section 2.02.

“Bankruptcy Case” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.

“Bidding Procedures” shall mean the bidding procedures approved by the Bankruptcy Court in connection with the sale of the Bank Stock.

“Bidding Procedures Order” means the bidding procedures order, as amended, approving, among other things, the process by which bids may be solicited in connection with the sale of the Bank Stock.

“Break Up Fee” has the meaning set forth in the Bidding Procedures Order.

“Burdensome Condition” means any restraint, limitation, term, requirement, provision or condition imposed by any Governmental Authority that would (i) reasonably be expected to impair in any material respect the benefits of the transactions contemplated by this Agreement to Buyer, (ii) require modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Buyer; or (iii) require a contribution of capital to Bank at the Closing in excess of the Equity Contribution; provided, however, that the following shall not be deemed to be a “Burdensome Condition”: (x) those restraints, limitations, terms, requirements, provisions or conditions to the extent specifically applicable to Bank as of the date hereof by reason of its condition as of the date hereof and (y) any restraint, limitation, term, requirement, provision or condition that applies to Buyer, or generally to bank holding companies or banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

“Business Day” means any day other than Saturday, Sunday or a day on which either national or Florida banks are authorized or required to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Call Report” has the meaning set forth in Section 4.05(b).

“Centennial” means Centennial Bank, the wholly owned bank subsidiary of Buyer.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” has the meaning set forth in Section 4.12(e).

“Competing Purchase Agreement” has the meaning set forth in Section 6.14(d)(iv)(A).

“Confidential Schedules” has the meaning set forth in the introduction to Article IV.

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents of such Entity.

“Contracts” has the meaning set forth in Section 4.11.

“Controlled Group Plans” has the meaning set forth in Section 4.27(l).

“Criticized Assets” has the meaning set forth in Section 4.32(a).

“Dillon Employment Agreement” means that certain employment agreement entered and delivered by Bank and David J. Dillon dated September 7, 2016.

“Disclosing Party” has the meaning set forth in Section 11.01.

“Employee Plans” has the meaning set forth in Section 4.27(a).

“Encumbrance” means, with respect to any asset, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:

i.	a lien, restriction, encumbrance, adverse claim, charge, execution, security interest, pledge against such asset, or a subordination to any right or claim of others in respect thereof;

ii.	a claim or interest against such asset;

iii.	an option or other right to acquire, or to acquire any interest in such asset;

iv.	an interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset; and

v.	any other encumbrance of whatsoever nature and kind against such asset.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Environmental Laws” means the common law and all federal, state, local and foreign Laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and in effect as of the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIA” means the Federal Deposit Insurance Act, as in effect on the date hereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Order” means any order or judgment of the Bankruptcy Court entered on the docket in the Bankruptcy Case, (i) that is not subject to a pending appeal or motion for rehearing, certiorari or other review, and (ii) for which the time for filing an appeal, or motion for rehearing, certiorari or other review has expired.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“FOFR” means the Florida Office of Financial Regulation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority, including a Regulatory Authority.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“Hovde” has the meaning set forth in Section 6.20.

“Initial Minimum Overbid” has the meaning set forth in Section 6.14(d)(iv)(A)(b).

“Initial Overbid” has the meaning set forth in Section 6.14(d)(v)(A).

“Intellectual Property” has the meaning set forth in Section 4.15.

“IRS” means the Internal Revenue Service.

“Knowledge” of any party means the actual knowledge, after reasonable inquiry, of a director or executive officer of that party.

“Law” means any federal, state, local or foreign statute, ordinance, Law, rule, regulation, order, judgment, decree, agency requirement or legal requirement (including federal and state securities Laws).

“Leverage Ratio” has the meaning set forth in Part 325.2(m) of the FDIC’s rules and regulations.

“Loans” has the meaning set forth in Section 4.32(a).

“Material Adverse Change” means any material adverse change in the business, results of operations, condition (financial or otherwise), assets, properties, or liabilities (absolute, accrued, contingent or otherwise) of Bank, excluding any change with respect to, or effect on, Bank resulting from (i) changes in GAAP or RAP generally applicable to banks or their holding companies, (ii) changes after the date hereof in laws, rules or regulations of general applicability to companies or banks in the U.S. banking industry, (iii) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies or banks in the U.S. banking industry, (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (v) Bank’s express compliance with the terms and conditions of this Agreement, including expenses reasonably incurred by such party in consummating the transactions contemplated by this Agreement, or (vi) actions or omissions of Bank taken with the prior consent of Buyer in contemplation of the transactions contemplated hereby.

“Material Permit” has the meaning set forth in Section 4.03.

“Mortgage Finance Agency” means the Federal Housing Administration, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Seller or Bank (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

“Murphy Amendment” means that certain Employment Agreement dated April 13, 2006 and Amendment to Employment Agreement dated September 16, 2016, executed and delivered by the Seller, Bank and Charles D. Murphy.

“Notice of Sale” means a notice of the sale of the Bank Stock and the Sale Hearing.

“Order” means any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such.

“Other Purchased Assets” has the meaning set forth in Section 2.01.

“Other Real Estate Owned” has the meaning set forth in Section 4.32(a).

“Outside Date” has the meaning set forth in Section 10.01(b).

“Party” or “parties” means Buyer, on the one hand, and Seller and Bank (upon its joinder to this Agreement), on the other hand.

“Permits” means all permits, licenses, registrations, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements, and other concessions from, of or with Governmental Authorities or other regulatory bodies required to carry on the business and operations of any Person.

“Person” is to be interpreted broadly to include any natural individual or any Entity.

“Petition Date” has the meaning set forth in the Recitals.

“Property” or “Properties” includes all real property currently owned or leased by Bank, including properties that Bank has foreclosed on and Bank’s premises and all improvements and fixtures thereon.

“RAP” means regulatory accounting principles.

“Recipient” has the meaning set forth in Section 11.01.

“Regulatory Authority” means any Governmental Authority charged with the supervision and regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of any party hereto or its Subsidiaries.

“Regulatory Agreement” has the meaning set forth in Section 4.20.

“Representative” has the meaning set forth in Section 11.01.

“Sale Order” means the order approving the Acquisition in the form and substance reasonably acceptable to Buyer and Seller.

“Scott Employment Agreement” means that certain employment agreement executed and delivered by Bank and Jerry L. Scott dated September 8, 2016.

“Section 338(h)(10) Election” has the meaning set forth in Section 12.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Specified Person” means (i) any Person that has indicated an interest in, or could reasonably be expected to have an interest in, participating in any direct or indirect sale of any equity interest in, or any material portion of the assets of, Seller or Bank or any extraordinary corporate transaction directly or indirectly involving Seller or Bank, (ii) any Affiliate of any such Person and (iii) any director, officer, employee, agent, representative or advisor of any such Person or any of its Affiliates.

“Subject Information” has the meaning set forth in Section 11.02.

“Subordinated Debenture Acquisition” has the meaning set forth in the Recitals.

“Subordinated Debenture Purchase Agreement” has the meaning set forth in the Recitals.

“Subordinated Debenture Purchase Price” means the amount paid to acquire the Subordinated Debentures pursuant to the Subordinated Debenture Purchase Agreement.

“Subordinated Debentures” has the meaning set forth in the Recitals.

“Subsidiary” means, when used with reference to an Entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such Entity or any partnership, joint venture or other enterprise in which any Entity has, directly or indirectly, a majority equity interest.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, unclaimed property and escheat or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Consideration” means the sum of the Subordinated Debenture Purchase Price and the Bank Stock Purchase Price.

“TSA” has the meaning set forth in Section 4.12(e).

“Welfare Plan” has the meaning set forth in Section 6.12.

Section 1.02 Interpretation. When a reference is made in this Agreement to the Recitals or an Article, Section, Exhibit or Schedule, that reference will be to the Recitals of, an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender will be deemed to include the other genders. Each use herein of the plural will include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors or assigns. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate applicable Law (whether statutory or common law), rule or regulation.

ARTICLE II.

ACQUISITION OF BANK AND OTHER ASSETS

Section 2.01 Purchase and Sale of the Shares and other Assets. On the terms and subject to the conditions contained in this Agreement, including the prior approval of the Bankruptcy Court, Seller agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase from Seller, effective as of and from the Closing, (a) all of the Shares, free and clear of all Encumbrances, and (b) all of the assets and Contracts of Seller set forth on Schedule 2.01 (the “Other Purchased Assets”), free and clear of all Encumbrances.

Section 2.02 Consideration. The amount payable to the Seller for the Shares and the Other Purchased Assets will be $750,000 plus an amount equal to the Break Up Fee (the “Bank Stock Purchase Price”) which shall, subject to the terms and conditions hereof, be payable by Buyer to the Seller at Closing. The Total Consideration shall be $3,775,000, which is the sum of the Bank Stock Purchase Price and the Subordinated Debenture Purchase Price as set forth in the Subordinated Debenture Purchase Agreement.

ARTICLE III.

THE CLOSING AND THE CLOSING DATE

Section 3.01 Time and Place of the Closing and Closing Date. On a date mutually acceptable to Buyer and Seller that is within ten (10) Business Days following the receipt of all necessary regulatory, corporate, and other approvals and the expiration of all mandatory waiting periods (“Closing Date”), a meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VIII and Article IX have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing will take place at such time and place as the parties may agree, including by remote or electronic transmission or exchange of closing documents. The parties agree that time is of the essence for purposes of this Agreement and with respect to the transactions contemplated by this Agreement; provided, however, that in no case shall the Closing Date occur prior to January 1, 2017.

Section 3.02 Actions to be Taken at the Closing by Seller. At the Closing, Seller will execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to Buyer such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to Buyer’s obligations to close hereunder):

(a) One or more certificates evidencing and representing the Bank Stock, duly endorsed by Seller in blank or accompanied by stock powers signed by Seller in blank;

(b) True, correct and complete copies of Seller’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Florida Secretary of State;

(c) True, correct and complete copies of Bank’s articles of incorporation or charter and all amendments thereto, duly certified as of a recent date by the FOFR;

(d) Good standing and existence certificates, dated as of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of each of Seller and Bank in the State of Florida and all other jurisdictions where either is qualified to conduct business;

(e) A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Seller, acting in his or her capacity as an officer of Seller, certifying (i) the due adoption by the Board of Directors of Seller of corporate resolutions attached to such certificate authorizing the Acquisition and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the Acquisition and to execute and deliver this Agreement and the other agreements and documents contemplated by this Agreement and the taking of all actions contemplated hereby and thereby on behalf of Seller, and (iii) the Bylaws of Seller, a true, correct and complete copy of which will be attached to such certificate;

(f) A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Bank, acting in his or her capacity as an officer of Bank, certifying (i) the due adoption by the Board of Directors of Bank of corporate resolutions attached to such certificate authorizing the Acquisition and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Bank duly authorized to act on its behalf in connection with the Acquisition and to execute and deliver this Agreement and the other agreements and documents contemplated by this Agreement and the taking of all actions contemplated hereby and thereby on behalf of Bank, and (iii) the Bylaws of Bank, a true, correct and complete copy of which will be attached to such certificate;

(g) A certificate, dated as of the Closing Date, signed by the President of Seller, acting solely in his capacity as President, certifying to the fulfillment of the conditions set forth in Sections 9.01 and 9.02;

(h) A certificate, dated as of the Closing Date, signed by the President of Bank, acting solely in his capacity as President, certifying to the fulfillment of the conditions set forth in Sections 9.01 and 9.02;

(i) Intentionally Omitted;

(j) Evidence reasonably satisfactory to Buyer that all consents and approvals required to be obtained by Seller or Bank from third parties to complete the transactions contemplated by this Agreement have been obtained and are in full force and effect; and

(k) All other documents, certificates and instruments required to be delivered to Buyer by Seller or Bank under this Agreement or as are reasonably requested by Buyer or its counsel.

Section 3.03 Actions to be Taken at the Closing by Buyer. At the Closing, Buyer will execute and acknowledge (where appropriate) and deliver to Seller such items, documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Seller to close hereunder):

(a) The Bank Stock Purchase Price, in immediately available funds;

(b) A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Buyer, acting in his or her capacity as an officer of Buyer, certifying (i) the due adoption by the Board of Directors of Buyer of corporate resolutions attached to such certificate authorizing the Acquisition and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Buyer duly authorized to act on its behalf in connection with the Acquisition and to execute and deliver this Agreement and the other agreements and documents contemplated by this Agreement and the taking of all actions contemplated hereby and thereby on behalf of Buyer, and (iii) the Bylaws of Buyer, a true, correct and complete copy of which will be attached to such certificate;

(c) A certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that: (i) all of the representations and warranties made by Buyer in Article V of this Agreement are true and correct on and as of the Closing Date as if made on such date; and (ii) Buyer has performed and complied with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

(d) Intentionally Omitted;

(e) Evidence reasonably satisfactory to Seller that all consents and approvals required to be obtained by Buyer from third parties to complete the transactions contemplated by this Agreement have been obtained and are in full force and effect; and

(f) All other documents, certificates and instruments required to be delivered to Seller or Bank by Buyer under this Agreement or as are reasonably requested by Seller or its counsel.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER AND BANK

Except as set forth in a Confidential Schedule delivered by Seller to Buyer as provided in this Agreement, which identifies exceptions by specific paragraph references (the “Confidential Schedules”), Seller makes the following representations and warranties to Buyer as of the date of this Agreement and, together with Bank, as of the Closing Date; provided that those representations and warranties which address matters only as of a particular earlier date shall have been true and correct only on such date. Seller has delivered to Buyer Confidential Schedules to this Agreement referenced in this Article IV and elsewhere in the Agreement, which set forth exceptions, qualifications and modifications of certain designated representations and warranties. The inclusion of an item in the Confidential Schedules shall not be deemed an admission by Seller or Bank that such item represents a material fact, event, or circumstance or has had or would be reasonably expected to have a Material Adverse Change. Disclosure in any section of the Confidential Schedules shall apply only to such section of such Confidential Schedules, except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of such Confidential Schedules.

Section 4.01 Organization and Qualification.

(a) Seller is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Seller is a corporation duly organized, validly existing and in good standing under the Laws applicable to corporations located in the State of Florida. Seller has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all other agreements and documents contemplated by this Agreement. Seller is duly qualified to conduct business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Seller, as amended to date, have been delivered to Buyer. Seller is not in violation of any provisions of its Constituent Documents.

(b) Bank is a banking corporation, duly organized, validly existing and in good standing under all Laws of Florida and the United States. Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement and all other agreements and documents contemplated by this Agreement. Bank is duly qualified to conduct business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Bank, as amended to date, have been delivered to Buyer. Except as set forth in Confidential Schedule 4.01, Bank is not in violation of any provisions of its Constituent Documents. Bank is an insured bank as defined in the FDIA.

(c) Except as set forth on Confidential Schedule 4.01, Bank has no equity interest, direct or indirect, in any other Entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Bank.

Section 4.02 Capitalization.

(a) The entire authorized capital stock of Bank consists solely of 2,000,000 shares of capital stock, par value $5.00 per share, of which 1,229,323 are issued and outstanding. All of the issued and outstanding shares of the Bank Stock have been duly authorized, are validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable securities Laws, and none of such outstanding shares have been issued in violation of the preemptive rights of any Person. Except as disclosed on Confidential Schedule 4.02, (i) none of the capital stock of Bank is subject to preemptive rights or any other similar rights; (ii) there are no outstanding options or other equity based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of Bank, (iii) there are no contracts, commitments, understandings or arrangements by which Bank is or may become bound to issue additional shares of capital stock of Bank or options or other equity based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of Bank; (iv) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of Bank or by which Bank is bound, other than credit agreements or facilities entered into by Bank in the ordinary course of its business; (v) there are no outstanding securities or instruments, agreements, commitments, understandings or arrangements of Bank that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Bank is or may become bound to sell, transfer, dispose, repurchase or redeem a security of Bank; and (vi) Bank does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. Except as set forth on Confidential Schedule 4.02, there are no shareholder agreements, voting trusts or similar agreements relating to the Bank Stock to which Bank or Seller is a party. Except as set forth in Confidential Schedule 4.02, there are no restrictions applicable to the payment of dividends on the Bank Stock, except pursuant to applicable Laws, and all dividends declared prior to the date of this Agreement on the Bank Stock have been paid. All of the issued and outstanding shares of the capital stock of Bank are owned of record and beneficially by Seller free and clear of all Encumbrances with respect thereto.

Section 4.03 Compliance with Laws, Permits and Instruments. Bank holds all Permits material to its business or operations, including without limitation all Permits required from the FDIC, to conduct a commercial banking business (each, a “Material Permit”). All of the Material Permits are validly issued, are in full force and effect and are being complied with by Bank in all material respects. Except as set forth on Confidential Schedule 4.03, Bank (i) is in material compliance with all Laws of any Governmental Authority applicable to its businesses or operations; (ii) is not in material default under or in material violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a material default by Bank under), nor has Bank received written notice of a claim that it is in material default under or that it is in material violation of, any material contract or Material Permit applicable to Bank or affecting its assets or properties (whether or not such default or violation has been waived); and (iii) is not in violation of any order of any Governmental Authority having jurisdiction over Bank or its properties or assets.

Section 4.04 Execution and Delivery; No Conflicts.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required approvals of Governmental Authorities and the Sale Order, to perform the transactions contemplated by this Agreement. Seller has taken all requisite corporate action necessary to authorize the execution, delivery and (provided that all required approvals of Governmental Authorities are obtained and subject to the Sale Order) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been duly and validly executed and delivered to Buyer. Subject to the Sale Order, and assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Subject to the receipt of all required approvals of Governmental Authorities and the Sale Order, Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. Upon its joinder as a party to this Agreement, Bank will have taken all requisite corporate action necessary to authorize the execution, delivery and (provided that all required approvals of Governmental Authorities are obtained and subject to the Sale Order) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. Upon Bank’s joinder as a party to this Agreement, this Agreement will have been duly and validly executed and delivered by Bank to Buyer. Subject to the Sale Order, and assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the legal, valid and binding obligation of Bank, enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(c) Subject to the receipt of all required consents and approvals set forth in Confidential Schedule 4.08 and the expiration of related waiting periods and except as set forth in Confidential Schedule 4.04, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of Seller or Bank; (ii) a material violation of any Law applicable to Seller, Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Encumbrance upon any of the material properties or assets of Seller or Bank under, any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Seller or Bank is a party, or by which it or any of its material properties, assets or business activities may be bound or affected, except where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not, individually or in the aggregate, have a Material Adverse Change.

Section 4.05 Financial Statements.

(a) Seller has furnished to Buyer the audited consolidated financial statements of Seller as of and for the years ended December 31, 2013, 2014 and 2015, which include balance sheets and the related statements of income, statements of cash flows and changes in shareholders’ equity for each such period, and the unaudited consolidated balance sheet of Seller as of June 30, 2016 and the related unaudited consolidated statement of income for the period then ended (collectively, the “Financial Statements”). Except as set forth in Confidential Schedule 4.05, the Financial Statements (including the related notes) fairly present, in all material respects, the financial position of Seller, on a consolidated basis, as of the respective dates thereof and the results of operations and changes in financial position of Seller, on a consolidated basis, for the periods then ended, in conformity with GAAP, applied on a basis consistent with prior periods (subject, in the case of the unaudited financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Financial Statements accurately and fairly reflect, in all material respects, the transactions of Seller. Except as set forth in Confidential Schedule 4.05, the Financial Statements do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) Seller has furnished Buyer the Reports of Condition and Income of Bank as of December 31, 2013, December 31, 2014, December 30, 2015 and June 30, 2016 (each, a “Call Report”). Except as set forth in Confidential Schedule 4.05, each Call Report fairly presents, in all material respects, the financial position of Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. Except as set forth in Confidential Schedule 4.05, none of the Call Reports contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein. Bank has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all loan losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Bank.

Section 4.06 Undisclosed Liabilities. Bank has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between Seller and Bank) that is not in or disclosed in the Financial Statements or the Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Financial Statements or the Call Reports, respectively, (b) as disclosed on Confidential Schedule 4.06 or (c) those liabilities arising from this Agreement.

Section 4.07 Litigation. Except as set forth on Confidential Schedule 4.07, no Action is pending or, to the Knowledge of Seller, threatened against or affecting Seller or Bank that, individually or in the aggregate, (A) is material to Seller or Bank, (B) is reasonably likely to prevent or delay Seller or Bank in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement, (C) adversely affects or challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby. Except as set forth in Confidential Schedule 4.07, neither Bank, nor any director or officer thereof in his or her capacity as a director or officer of the Bank, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. Except as set forth in Confidential Schedule 4.07, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against Bank or any executive officers or directors of Bank in their capacities as such. Except as set forth in Confidential Schedule 4.07, the amounts in controversy in each claim disclosed on Confidential Schedule 4.07, and the costs and expenses of the defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductibles and policy limits set forth on Confidential Schedule 4.07.

Section 4.08 Consents and Approvals. Except as disclosed in Confidential Schedule 4.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of Seller or Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by Seller and Bank of the transactions contemplated hereby or thereby.

Section 4.09 Title to Assets; Real Property. Seller has made available all existing deeds, leases and title insurance policies for all real property owned or leased by Bank, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such property is subject, true and complete copies of which have been made available to Buyer. Except as set forth in Confidential Schedule 4.09, Bank has good and marketable title to, or valid leasehold interest in, all of its assets and properties, and such assets and properties, other than assets and properties in which Bank has a leasehold interest, are owned free and clear of all Encumbrances, except (A) as noted in the Financial Statements or the Call Reports or as set forth in the documents delivered to Buyer pursuant to this Section 4.09, (B) statutory liens not yet delinquent, (C) consensual landlord liens, (D) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (E) pledges of assets in the ordinary course of business to secure public funds deposits, and (F) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the most recent Financial Statement or Call Report. Bank has complied in all material respects with the terms of all leases to which it is a party, and (i) each such lease is in full force and effect; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act, which with the giving of notice, the lapse of time or both would become a default under such lease; and (iv) none of the transactions contemplated by this Agreement will constitute a default or a cause for termination or modification of such lease. To the Knowledge of Seller and Bank, none of the owned or leased premises or properties of Bank is (i) subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by Bank or (ii) not in compliance with any applicable zoning laws or building codes.

Section 4.10 Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 4.10, since December 31, 2015, Bank has conducted its business only in the ordinary course and has not:

(a) Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) Discharged or satisfied any Encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) Acquired any capital stock or other equity securities or acquired any ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) Mortgaged, pledged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public, funds deposits, and (v) those assets and properties disposed of for fair value since the date of the most recent Call Report;

(g) Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim other than in the ordinary course of business, or waived or released any right or claim of material value;

(h) Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Intellectual Property or modified any existing rights with respect thereto;

(j) Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(k) Except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;

(l) Instituted, had instituted against it, settled or agreed to settle any Action before any Governmental Authority relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m) Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(n) Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) Sold, disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p) Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

(q) Sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities having an aggregate principal amount of $250,000 or more;

(r) Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $250,000; or

(s) Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (r) above.

Section 4.11 Leases, Contracts and Agreements. Confidential Schedule 4.11 sets forth a complete listing, as of June 30, 2016, of all leases, subleases, licenses, contracts and agreements to which either Seller or Bank is a party (the “Contracts”) that involve payments to or by Seller or Bank of $25,000 or more on an annual basis. True and correct copies of all such Contracts, and all amendments thereto, have been made available to Buyer. For the purposes of this Agreement, the term “Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by (provided that Confidential Schedule 4.11 sets forth the aggregate amount of Bank’s unfunded loan commitment), (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) spot foreign exchange transactions of, (viii) bankers acceptances of, (ix) deposit liabilities of, Bank, or (x) investment securities owned by Bank. Except as set forth in Confidential Schedule 4.11, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to Bank. Each Contract to which Bank is a party is valid and binding on Bank and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to Seller’s Knowledge, is valid and binding on the other parties thereto. Except as set forth on Confidential Schedule 4.11, Bank (and, to its Knowledge, each other party thereto) has in all material respects performed all obligations required to be performed by it to date under each Contract. To Seller’s Knowledge, no other party to the Contracts is in breach, violation or default of any such Contract, and no event has occurred which with notice or lapse of time or both would constitute a material breach, violation or default by any such other party to any such Contract. No power of attorney or similar authorization given directly or indirectly by Bank is currently outstanding.

Section 4.12 Taxes.

(a) Seller and Bank have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Federal, state, local or foreign governmental agencies. All such Tax Returns were true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Seller or Bank (whether or not shown on any Tax Return) have been paid. Except as set forth on Confidential Schedule 4.12(a), neither Seller nor Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller or Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or Bank.

(b) Seller and Bank have withheld and remitted to the appropriate taxing authorities all material Taxes required to have been withheld and paid in connection with any amounts remitted or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) There is no material dispute or claim concerning any Tax liability of Seller or Bank either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of Seller or Bank has Knowledge based upon personal contact with any agent of such authority. Within the past 3 years, the IRS has not challenged the interest deduction on any of Seller’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(d) Confidential Schedule 4.12(d) lists all federal, state, local, and foreign Tax Returns filed with respect to Seller or Bank that, since January 1, 2010, have been or currently are the subject of audit. True and complete copies of the Federal income Tax Returns of Seller, as filed with the IRS for the years ended December 31, 2013, 2014, and 2015 have been made available to Buyer. Except as set forth on Confidential Schedule 4.12(d), neither Seller nor Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Seller nor Bank has been a United States real property holding corporation within the meaning of the § 897(c)(2) of the Internal Revenue Code of 1986, as amended (“Code”), during the applicable period specified in Code § 897(c)(1)(A)(ii). Neither Seller nor Bank is a party to or bound by any tax allocation or tax sharing agreement, other than the Tax Sharing Agreement dated June 9, 2003 between Bank and Seller (the “TSA”). Each of Seller and Bank has disclosed on their Federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Code § 6662.

(f) Neither Seller nor Bank (i) has been a member of a group filing a consolidated federal income tax return (other than a group the common parent of which was Seller) or (ii) has any liability for the Taxes of any Person other than Seller or Bank) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(g) The unpaid Taxes of Seller and Bank (i) did not exceed the provisions for current or deferred Taxes on the Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) will not exceed the provisions for current or deferred Taxes on the Financial Statements as of the Closing Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income). Each of Seller and Bank is in material compliance with the requirements of FIN 48, and their Tax accrual work papers explain and support all amounts provided and positions taken by Seller and Bank with respect to FIN 48.

(h) Neither Seller nor Bank are required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date; or (vi) election under Code § 108(i). Neither Seller nor Bank is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of Florida Tax Law or Tax Laws issued by jurisdictions within the State of Florida).

(i) Neither Seller nor Bank has been a party to any “listed transaction” as such term is defined in Code § 6707A(c)(2) and Treasury Regulation § 1.6011-4(b)(2). Each of Seller and Bank have properly reported all “reportable transactions” as defined in Code § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b) on its Federal income Tax Returns.

(j) Neither Seller nor Bank has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or § 361.

(k) In the Acquisition, Bank will transfer assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the Acquisition, within the meaning of Revenue Procedure 77-37, 1977-2 C.B. 568.

(l) At all times prior to the Acquisition and through the Closing, Bank will continue to conduct its historic business and to use a significant portion of its historic business assets in a business, within the meaning of Treas. Reg. Section 1.368-1(d).

Section 4.13 Insurance. Seller has made available all policies of insurance, including fidelity and bond insurance, relating to Seller and Bank. Except as set forth on Confidential Schedule 4.13, all such policies (i) are sufficient for material compliance by Seller and Bank with all requirements of Law and all agreements to which Seller or Bank is a party, (ii) are valid, outstanding and enforceable according to their terms, except as may be limited by the Bankruptcy Exception, (iii) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (iv) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy arid there are no unpaid premiums due thereon. Neither Seller nor Bank is in material default with respect to the provisions of any such policy and neither has failed to give any notice or present any claim thereunder in a due and timely fashion. Each property of Bank is insured for amounts deemed adequate by Bank’s management against risks customarily insured against. Except as set forth in Confidential Schedule 4.13, there have been no claims under any fidelity bonds of Bank within the last three (3) years, and Seller has no Knowledge of any facts that would form the basis of a claim under such bonds. Each material property of each of Seller and Bank is insured for the benefit of Seller and Bank, respectively, in amounts deemed adequate by management of Seller and Bank, respectively, against risks customarily insured against by insurers of recognized financial responsibility. Neither Seller nor Bank has been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which Seller or Bank has applied for insurance within the last two (2) years.

Section 4.14 No Material Adverse Change. Except as set forth in Confidential Schedule 4.14, there has not been any Material Adverse Change since December 31, 2015, nor has any event or condition occurred that has resulted in, or would reasonably be expected to result in any Material Adverse Change.

Section 4.15 Intellectual Property; Privacy. Bank owns, possesses, licenses or has other rights to use all material foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, brand names, trade names, copyrights, designs, inventions, trade secrets, technology, Internet domain names, knowhow and other intellectual property (collectively, the “Intellectual Property”), free and clear of all Encumbrances and third party rights, necessary for the conduct of their respective businesses as currently conducted. Except where such violations, misappropriations, infringements or unauthorized use would not be material to Bank, (i) there are no rights of third parties to any such Intellectual Property; (ii) to the Knowledge of Bank, there is no infringement, misappropriation or unauthorized use by third parties of any such Intellectual Property; (iii) there is no pending, or to the Knowledge of Bank, threatened Action by any Person challenging Bank’s rights in or to any such Intellectual Property; (iv) there is no pending or threatened Action by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending, or to the Knowledge of Bank, threatened Action by any Person that Bank infringes, misappropriates or otherwise violates any Intellectual Property of any other Person. Bank complies in all material respects with all Laws with respect to the protection of personal privacy, personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder.

Section 4.16 Transactions with Certain Persons and Entities.

(a) Except as disclosed in Confidential Schedule 4.16(a) and as part of the normal and customary terms of an individual’s employment or service as a director, Bank is not now nor has it since January 1, 2012, been involved, directly or indirectly, in any business arrangement or other relationship (as debtor, creditor, guarantor or otherwise), Contract for goods or services, lease or other transaction or agreement with (x) Seller or any of its Affiliates (other than Bank), any director or officer of Seller or any of its Affiliates (including Bank), any stockholder owning 5% or more of the outstanding common stock of Seller or, to the Knowledge of Seller, any Affiliate or “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act) of any such director, officer or stockholder, or (y) to the Knowledge of Seller, and other than credit and consumer banking transactions in the ordinary course of business, any employee of the Seller or any of its Affiliates (including Bank) who is not an officer, or any Affiliate, or “associate” or member of the “immediate family” of any such employee.

(b) Except as set forth in Confidential Schedule 4.16(b), Bank is in material compliance with Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve Board’s Regulation O.

Section 4.17 Intentionally Omitted.

Section 4.18 Condition of Assets. Except as set forth in Confidential Schedule 4.18, all tangible assets used by Bank are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other Laws, whether Federal, state or local. None of Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 4.19 Environmental Compliance. Except as set forth in Confidential Schedule 4.19:

(a) Bank, and its operations and Properties, are in compliance in all material respects with all Environmental Laws. Seller is not aware of, and neither Bank nor Seller has received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent Bank’s compliance with all Environmental Laws.

(b) Bank has obtained all permits, licenses and authorizations that are required by it under all Environmental Laws.

(c) To the Knowledge of Bank, no Hazardous Materials exist on, about or within any of the Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Bank makes and intends to make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d) There is no Action before any Governmental Authority pending or, to the Knowledge of Seller or Bank, threatened against Bank relating in any way to any Environmental Law. To the Knowledge of Bank it has no liability for remedial action under any Environmental Law. Bank has not received any request for information by any Governmental Authority or other Person with respect to the condition, use or operation of any of the Properties nor has Bank received any notice of any kind from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) Seller has made available to Buyer true and complete copies of environmental reports, audits or assessments, or occupational health studies, that relate to properties or facilities leased, owned or operated by Bank undertaken by governmental agencies or other parties, or by Bank, or by any of its lenders, agents, independent contractors or representatives since January 1, 2012 that are in Seller’s possession or control. Seller has made available to Buyer true and complete copies of each such document and each environmental license, certificate or permit.

Section 4.20 Regulatory Compliance. Since January 1 2012, all reports, records, registrations, statements, notices and other documents or information required to be filed by Bank with any Regulatory Authority, including the FRB and the FDIC, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as disclosed on Confidential Schedule 4.20, Bank (i) is not subject to any cease and desist or other similar order or enforcement action issued by, (ii) is not a party to any written agreement, consent agreement or memorandum of understanding with, (iii) is not a party to any commitment letter or similar undertaking to, (iv) is not subject to any capital directive by, and (v) has not adopted any board resolutions at the request of, any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has Bank been advised since January 1, 2014 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Except as set forth in Confidential Schedule 4.20, Bank is in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and Bank has not received any notice from any Governmental Authority indicating that Bank is not in compliance in all material respects with any such Regulatory Agreement.

Section 4.21 Absence of Certain Business Practices. To the Knowledge of Seller, neither Bank nor any officer, employee or agent of Bank, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Bank (or assist Bank in connection with any actual or proposed transaction) that to any such Person’s knowledge (a) might subject Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change or (c) if not continued in the future might result in a Material Adverse Change or might subject Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 4.22 Books and Records. Except as set forth in Confidential Schedule 4.22, the minute books, stock certificate books and stock transfer ledgers of Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of Bank that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of Bank have been made available for inspection by Buyer.

Section 4.23 Forms of Instruments, Etc. Seller has made, and will make, available to Buyer copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Bank in the ordinary course of its business.

Section 4.24 Fiduciary Responsibilities. Bank has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common law. Neither Bank, nor any director, officer or employee of Bank, in any material respect, committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.25 Guaranties. Except as set forth in Confidential Schedule 4.25 and except for items in the process of collection in the ordinary course of Bank’s business, none of the obligations or liabilities of Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable Law, has Bank guaranteed the obligations or liabilities of any other Person.

Section 4.26 Employment Matters. No strike, grievance, or labor dispute exists or, to the Knowledge of Seller, is threatened with respect to any of the employees of Bank. Bank is not a party to any collective bargaining agreement or does not employ any member of a union that relates to such employee’s relationship with Bank and, to Seller’s Knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To Seller’s Knowledge, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and the continued employment of each such executive officer does not subject Bank to any material liability with respect to any of the foregoing matters. Bank is in compliance in all material respects with all U.S. federal, state, local and foreign Laws and regulations relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours. Bank is not a party to, or otherwise bound by, any consent decree with or citation by any Governmental Authority relating to employees or employment practices. As of the date of this Agreement, no material employee has given notice to Bank of his or her intent to terminate his or her employment or service relationship with Bank. Bank is in material compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such individuals for purposes of participation in employee benefit plans.

Section 4.27 Employee Benefit Plans.

(a) Set forth on Confidential Schedule 4.27 is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “multi-employer plans” and “multiple employer” (as defined in ERISA and the Code), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) have been sponsored, maintained or contributed to by Bank, or with respect to which Bank has or has had any liability during the last 6 years, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any officer, director, independent contractor, employee, service provider, former officer or former employee of Bank, or the dependents, spouses or beneficiaries of any such Person, regardless of whether funded (the “Employee Plans”). True, accurate and complete copies of the documents comprising each Employee Plan, including each trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments, summary plan descriptions and summaries of material modifications), the most current determination letter issued by the IRS and the application for any pending determination letter that has not yet been received with respect to any Employee Plan intended to be qualified under Section 401(a) of the Code (or, alternatively, the Opinion Letter issued with respect to the prototype plan or volume submitter plan upon which any such Employee Plan has reliance) have been made available to Buyer. Form 5500 Annual Reports for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been made available to Buyer. No unwritten amendment exists with respect to any Employee Plan.

(b) No Employee Plan is a defined benefit plan within the meaning of ERISA § 3(35) or is otherwise subject to ERISA Title IV, and neither Seller nor Bank has ever sponsored or otherwise maintained such a plan or any plan subject to the minimum funding standards of Section 412 of the Code or Section 302 or ERISA.

(c) There have been no prohibited transactions (as defined in Code § 4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would subject Bank or any Employee Plan to any taxes, penalties, or other liabilities (including liability arising through indemnification).

(d) Each Employee Plan that is represented to be qualified under Code § 401(a) has a favorable determination letter that covers all existing amendments at least up to and including such plan’s current remedial amendment period under Code § 401(b) and has no obligation to adopt any amendments for which a prior remedial amendment period under Code § 401(b) has expired. Neither Seller or Bank is aware of any circumstances likely to result in revocation of any such favorable determination letter. Each such Employee Plan is, and has been since its inception, operated in material compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code § 501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code § 51l. Each such Employee Plan has been operated, since its inception, substantially in accordance with its terms and the provisions of ERISA and the Code. No such Employee Plan is currently under investigations, audit or review by the Department of Labor, IRS, or other governmental agency, no such action is contemplated or under considerations, and the IRS has not asserted that any such Employee Plan is not qualified under Code§ 401(a) or that any trust established thereunder is not exempt under Code § 501(a).

(e) Except as disclosed on Confidential Schedule 4.27, no Employee Plan holds any stock or other securities of Bank or is invested in or provided the opportunity for the purchase of any employer security (within the meaning of ERISA § 407(d)).

(f) There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Seller’s Knowledge, none are threatened.

(g) Bank does not provide benefits to any employee or dependent of such employee after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made to any employee or former employee of Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA § 3(1)) for any period of time beyond the employee’s termination of employment with Bank (except to the extent of coverage required under Code § 4980B). Compliance with ACS 715-60 would not create any material change to the Financial Statements.

(h) All Employee Plans that are “group health plans” (as defined in Code § 5000(b)(1) and ERISA § 733(a)) have been operated up to the Closing in a manner so as to not subject Bank to any material liability under Code § 4980B or § 4980D.

(i) The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of Seller or Bank except (i) as required in connection with qualified plan amendments required by tax Law changes, (ii) as contemplated by this Agreement, or (iii) as identified on Confidential Schedule 4.27.

(j) There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Bank, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(k) No participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan, and Bank has not misled any Person as to his or her rights under any Employee Plan or failed to disclose any information or provide any documents required to be disclosed or provided. All obligations required to be performed by Bank under any Employee Plan have been performed in all material respects and Bank is not in default under or in violation of any provision of any Employee Plan. To the Knowledge of Seller and Bank, no event has occurred that would constitute grounds for an enforcement action by any party against Bank under part 5 of Title I of ERISA under any Employee Plan.

(l) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by Seller or Bank or any corporation or trade or business required to be treated as a single employer with Seller or Bank under any of the rules contained in ERISA or Code § 414 (“Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code § 5000(b)(1) and ERISA § 733(a)) have been operated up to the Closing in a manner so as to not subject Bank to any material liability under Code § 4980B or § 4980D;

(ii) There is no Controlled Group Plan that is a defined benefit plan (as defined in ERISA § 3(35)) or a plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, nor has there been in the last 6 years; and

(iii) There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been in the last 6 years.

(iv) Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 4.27(a).

(m) Except as set forth on Confidential Schedule 4.27, all Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, and have been timely filed with the appropriate Governmental Authority and provided to participants, as applicable.

(n) Confidential Schedule 4.27 lists each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A(d)(1) and each other arrangement or agreement that provides for the deferral of compensation within the meaning of Code § 409A maintained by either Seller or Bank. Each such Employee Plan has been operated and administered in good faith compliance with the provisions of Code § 409A since becoming subject to the provisions thereof.

(o) Bank may withdraw at any time from any Employee Plan to which it contributes (but does not sponsor or maintain), including any such plan sponsored or maintained by Seller, without incurring liability except for unpaid premiums or contributions due for the pay period that includes the date of withdrawal or termination.

Section 4.28 Obligations to Employees. Except as set forth in Confidential Schedule 4.28, all accrued obligations and liabilities of and all payments by Bank, and all Employee Plans, whether arising by operation of Law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable Law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Bank according to GAAP and applicable Law applied on a consistent basis and actuarial methods with respect to: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by Bank for its current or former directors, officers, employees and agents. All obligations and liabilities of

Bank for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Bank according to GAAP and generally accepted actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in all material respects in the Financial Statements and the books, statements and records of Bank.

Section 4.29 Interest Rate Risk Management Instruments. Except as set forth in Confidential Schedule 4.29, all derivative instruments, including but not limited to interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Bank or for the account of a customer of Bank, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Bank, enforceable according to their terms, subject to the Bankruptcy Exception. Bank has duly performed in all material respects all of its obligations under such arrangements to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.30 Internal Controls. Seller and Bank maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and Call Reports in accordance with GAAP (and RAP) and to maintain asset and liability accountability; (iii) access to Bank’s assets and incurrence of Bank’s liabilities are permitted only in accordance with management’s specific or general authorizations; (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (v) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of Bank’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller, Bank or their accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence. Neither Seller nor Bank has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management. Since January 1, 2012, no material weakness in internal controls has been identified by Seller’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

Section 4.31 Community Reinvestment Act. Seller has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Bank to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act (“CRA”) or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory.”

Section 4.32 Loan Portfolio.

(a) Confidential Schedule 4.32(a)(i) sets forth (i) the aggregate outstanding principal amount, as of June 30, 2016, of all loan agreements, notes or borrowing arrangements (including mortgage loans, leases, credit enhancements and participations) payable to Bank (collectively, the “Loans”), other than “non-accrual” Loans, and (ii) separately, the aggregate outstanding principal amount, as of June 30, 2016, of all “non-accrual” Loans. Except as listed on Confidential Schedule 4.32(a)(ii), as of the date hereof, Bank did not have any outstanding Loan or asset classified as “Other Real Estate Owned” or that was designated internally by Bank (or, to the Seller’s Knowledge, by a Governmental Authority in an examination report or directive as “special mention;” “substandard,” “doubtful,” “loss” or words of similar import (any of the foregoing Loans or assets, “Criticized Assets”). Confidential Schedule 4.32(a)(iii) sets forth (x) a summary of Criticized Assets as of the date hereof, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category as of June 30, 2016 and (y) each asset of Bank that, as of the date hereof, is so classified. In addition, subject to the disclosures set forth on Confidential Schedule 4.32(a)(iv), to the Seller’s Knowledge, no borrower with respect to a Loan has (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (ii) to the Knowledge of the Seller, made an assignment for the benefit of its creditors, (iii) to the Knowledge of the Seller, consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (iv) been adjudicated insolvent, or (v) taken action for the purpose of authorizing any of the foregoing. Bank has good, valid and marketable title to all properties and assets reflected Confidential Schedule 4.32(a)(ii) that are classified as “Other Real Estate Owned”, free and clear from Encumbrances and any material obligations that would affect the value or transferability thereof. The information (including electronic information and information contained on tapes and computer disks and the information set forth on Confidential Schedule 4.32(a) referenced in this Section 4.32) with respect to the Loans and Criticized Assets made available to Buyer by the Seller is, as of the respective dates indicated therein, true and complete in all material respects.

(b) Except as set forth on Confidential Schedule 4.32(b), each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent purported to be secured, has been secured by valid liens and security interests which have been perfected, (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), (iv) are not subject to any known or to the Knowledge of Seller threatened defenses, offsets or counterclaims that may be asserted against Bank or the present holder thereof; (v) have been made for good, valuable and adequate consideration in the ordinary course of business.

(c) Except as set forth on Confidential Schedule 4.32(c), Bank does not administer or service, or has in the past administered or serviced, any loan, note or borrowing not originated and owned by Bank. Except as set forth on Confidential Schedule 4.32(c), all Loans originated by Bank were made and are administered or serviced, as applicable, in accordance with customary lending standards of Bank. Except as set forth on Confidential Schedule 4.32(c), all such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Encumbrance, and Bank has complied in all material respects, and on the Closing Date will have complied in all material respects, with all applicable loan policies and procedures of Bank and applicable laws and regulations relating to such Loans, including any applicable laws and regulations with respect to documentation in connection with the origination, processing, underwriting (including credit approval), purchase and servicing of mortgage loans, real estate settlement procedures, consumer protection, truth in lending, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, and the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to such Loans, including any agreements between Bank and any Mortgage Finance Agency.

(d) Except as set forth in Confidential Schedule 4.32(d)(1), Bank has not at any time since January 1, 2012, purchased or sold any loans or advances or any participations therein. Except as set forth in Confidential Schedule 4.32(d)(ii), Bank has not at any time since January 1, 2012, sold any assets of Bank with recourse of any kind to Bank, as applicable, or entered into any agreement providing for the sale or servicing of any Loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Authority except, in each case, where Bank has no ongoing liability or exposure. Except as set forth in Confidential Schedule 4.32(d)(iii), Bank has not, at any time since January 1, 2012, received a request to repurchase any loan or advance or participation therein, or any other asset, sold to a third party, nor has Bank been advised, at any time since January 1, 2012, by any third party purchaser of any loan or advance or participation therein, or any other asset, that such purchaser intends to request that Bank repurchase such loan or advance or participation therein, or other asset, and there is no basis for any of the foregoing.

(e) Except as set forth on Confidential Schedule 4.32(e), there is no pending or, to the Knowledge of the Seller, threatened litigation with respect to any Loan which could adversely affect the rights of Bank to enforce such Loan or Bank’s rights with respect to any related property.

(f) Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, (i) with any director, executive officer or ten percent shareholder of Seller or Bank or any Person controlling, controlled by or under common control with any of the foregoing, except as specifically indicated in Confidential Schedule 4.32(f), or (ii) which is in material violation of any Law, regulation or rule of any Governmental Authority.

(g) The other real estate reflected on the Financial Statements and Call Reports are carried at the lower of cost or fair value, and adequate reserves have been established for possible subsequent valuation of adjustments. Loans in which Bank has more exposure to the risk of ownership of the collateral than does the borrower are accounted for in the same manner as properties acquired through foreclosure.

Section 4.33 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Bank is in material compliance with Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Bank has timely filed all Suspicious Activity Reports with the Financial Institutions Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section. Bank’s Board of Directors has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and that meets the requirements in all material respects of Section 352 of the USA PATRIOT Act.

Section 4.34 Loans Secured by Seller Capital Stock. No borrower of Bank was required to purchase capital stock of Seller in order to obtain a loan or other form of credit from Bank.

Section 4.35 Application of Takeover Protections; Rights Agreements. Bank has not adopted any stockholder rights plan or similar agreement, arrangement or understanding relating to accumulations of beneficial ownership of the Bank Stock or a change in control of Bank. Seller and Bank and their respective Boards of Directors have taken all action necessary to render inapplicable any control share acquisition, business combination, fair price, moratorium, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under applicable Law, the Constituent Documents of Bank, or any agreement, arrangement or understanding with any of Bank’s shareholders or any other Person that is or could become applicable to Buyer as a direct consequence of the transactions contemplated by this Agreement.

Section 4.36 Off Balance Sheet Arrangements. Except as set forth in Confidential Schedule 4.36, Bank is not a party to any material agreement, commitment, transaction, arrangement or other relationship with any unconsolidated or other off balance sheet Entity.

Section 4.37 Change in Control. Except as set forth on Confidential Schedule 4.37, neither the execution of this Agreement, nor the consummation of the Acquisition, will trigger any rights under any “change of control” provision in any agreement to which Bank is a party, including any employment, “change in control,” severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

Section 4.38 Brokers. Except as set forth on Confidential Schedule 4.38, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Bank, Seller, Buyer or Centennial for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Seller or Bank.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller as of the date of this Agreement and as of the Closing Date:

Section 5.01 Organization and Qualification. Buyer is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Buyer is a corporation, duly organized, validly existing and in good standing under all Laws applicable to corporations located in the State of Arkansas. Buyer has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, and to own, lease and operate its properties and assets as now owned, leased or operated.

Section 5.02 Execution and Delivery; No Conflicts.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required approvals of Governmental Authorities, to perform the transactions contemplated by this Agreement. Buyer has taken all requisite corporate action necessary to authorize the execution, delivery and (provided that all required approvals of Governmental Authorities are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been duly and validly executed and delivered to Seller. Assuming due authorization, execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Subject to the receipt of all required consents and approvals of a Regulatory Authority and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of Buyer; (ii) a material violation of any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Encumbrance upon any of the material properties or assets of Buyer under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Buyer is a party, or by which it or any of its material properties, assets or business activities may be bound or affected, except where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Buyer.

Section 5.03 Litigation. No suit, action, investigation or proceeding or governmental or regulatory investigation of any kind or nature is pending or, to the knowledge of Buyer, threatened against or affecting Buyer (and Buyer is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, (A) is reasonably likely to prevent or delay Buyer in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or (B) adversely affects or challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

Section 5.04 Sufficient Funds. Buyer has committed sources of funds to provide, as of the Closing Date, sufficient funds to pay the Total Consideration.

Section 5.05 Non-Reliance. Buyer acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever whether written or oral from or by Seller, Bank or any Person acting on their behalf) other than those expressly set out in this Agreement (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement.

ARTICLE VI.

COVENANTS OF SELLER

Section 6.01 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Seller will use, and cause Bank to use, its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and Seller will and will cause Bank to cooperate fully with, and furnish information to, Buyer to that end.

Section 6.02 Information for Applications and Statements. Seller will and will cause Bank to promptly, but not later than 10 Business Days after receipt of a written request by Buyer, furnish to Buyer all information, data and documents concerning Seller and Bank, including financial statements, required to be included in any application or statement to be made by Buyer to, or filed by Buyer with, any Governmental Authority in connection with the transactions contemplated by this Agreement, or in connection with any other transactions while this Agreement is pending, and Seller represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects and will not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Seller will and will cause Bank to otherwise fully cooperate with Buyer in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement.

Section 6.03 Required Acts. To the extent not inconsistent with the Bankruptcy Code and subject to any Order or direction of the Bankruptcy Court, and except as prohibited by Law, between the date of this Agreement and the Closing, Seller will cause Bank to:

(a) Operate only in the ordinary course of business and consistent with prudent banking practices;

(b) Except as required by prudent business practices, use commercially reasonable efforts to preserve its business organization intact and to retain its present customers, depositors and employees, and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Seller or Bank may in good faith reasonably dispute;

(d) Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) Timely file, subject to extensions, all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) Timely file, subject to extensions, all Tax Returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

(g) Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Tax receiving officers;

(h) Account for all transactions and prepare all Financial Statements and Call Reports in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(i) Promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

(j) Use commercially reasonable efforts to comply or maintain compliance with any and all regulatory commitment letters, memoranda of understanding, cease and desist orders, written agreements or other formal or information administrative actions to which Bank is subject; and

(k) Pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by Bank in connection with the Acquisition, including all legal, accounting, consulting, investment banking and brokerage fees, before the Closing Date.

Section 6.04 Prohibited Acts. Except with the consent of Buyer (which consent will not be unreasonably conditioned, withheld or delayed), or as expressly required by this Agreement, or as prohibited by Law, to the extent not inconsistent with the Bankruptcy Code and subject to any Order or direction of the Bankruptcy Court, between the date of this Agreement and the Closing, Seller will not, and will cause Bank not to:

(a) Knowingly take or fail to take any action that would cause the representations and warranties made in Article IV to be inaccurate at the time of the Closing or preclude Seller from making such representations and warranties at the time of the Closing;

(b) Except as contemplated by this Agreement, merge into, consolidate with or sell its assets to any other Person, change Bank’s Constituent Documents, increase the number of shares of Bank Stock outstanding or increase the amount of Bank’s surplus (as calculated in accordance with the Call Report Instructions);

(c) Except in accordance with a Contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Bank, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) Discharge or satisfy any Encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(e) Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(f) Accelerate the vesting of pension or other benefits in favor of employees of Bank;

(g) Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(h) Mortgage, pledge or subject to Encumbrance any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

(i) Sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of loans in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $10,000;

(j) Make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to Bank employees and officers;

(k) Enter into any employment or consulting contract or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(l) Except for improvements or betterments relating to Properties, make any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;

(m) Hire or employ any Person as a replacement for an existing position with an annual salary equal to or greater than $30,000 or hire or employ any Person for any newly created position;

(n) Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) Make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, or (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Seller’s independent auditors, or as required by any applicable Regulatory Authority;

(p) Reduce the amount of Bank’s allowance for loan losses except through charge offs (and subject to the obligations under Section 6.03(i)) or as required by any applicable Regulatory Authority;

(q) Sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AAA rating by at least one nationally recognized ratings agency;

(r) Make, commit to make, renew, extend the maturity of, or alter any of the material terms of any secured loan in excess of $50,000 or unsecured loan in excess of $5,000, or such higher amount as may be mutually agreeable to the parties, but Buyer will be deemed to have given its consent under this Section 6.04(r) unless Buyer objects to such transaction no later than three (3) Business Days after actual receipt by Buyer of all information relating to the making, renewal or alteration of that loan;

(s) Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any loan to a borrower or to a known related interest of a borrower who is on Bank’s internal classified asset or watch list;

(t) Enter into any acquisitions or leases of real property, including new leases and lease extensions except for foreclosures in the ordinary course of business;

(u) Remove any loans from Bank’s watch list;

(v) Enter into any agreement or make any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (u) above; or

(w) Pay any amounts to any third party, except those made in the ordinary course of business, expressly authorized by this Agreement, authorized by the Bankruptcy Court, or otherwise set forth in Confidential Schedule 6.04(w).

Section 6.05 Access; Pre-Closing Investigation. Subject to the provisions of Article XI, Seller will and will cause Bank to afford Buyer and its officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives reasonable access, to the extent legally permissible, to the Properties, books, contracts, records (including, without limitation, Tax Returns and work papers of independent auditors) and personnel of Bank, permit Buyer to make such inspections (including with regard to such Properties physical inspection of the surface and subsurface thereof and any structure thereon) as it may require and furnish to Buyer, to the extent legally permissible, all such information concerning Bank and its affairs as Buyer may reasonably request. Seller will not be required to afford access to or disclose information that would jeopardize attorney client privilege or contravene any binding arrangement with any third party, is devoted to the discussion of this Agreement or the Bankruptcy Case, or that is related to confidential regulatory and exam information that Governmental Authorities have not authorized for disclosure to Buyer. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Buyer will use its commercially reasonable efforts not to disrupt the normal business operations of Bank. All inspections by Buyer under this provision will be at its expense. No investigation by Buyer of the business and affairs of Bank, under this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.06 Invitations to and Attendance at Directors’ and Committee Meetings; Board Minutes. Seller will cause Bank to give notice to two (2) designees of Buyer and to invite those persons to attend all regular and special meetings of the Board of Directors of Bank and all regular and special meetings of any board or senior management committee of Bank. However, Bank may exclude such invitees from any portion of any meeting (i) during which any aspect of the Acquisition or the Bankruptcy Case is discussed; (ii) as a result of which the invitee’s presence may constitute a breach of attorney-client privilege; or (iii) as otherwise prohibited by applicable Law. In addition, Seller will cause Bank to provide Buyer with copies of the minutes of all regular and special meetings of the Board of Directors of Bank and minutes of all regular and special meetings of any board or senior management committee of Bank held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or the Bankruptcy Case that, upon the advice of legal counsel, are otherwise privileged, or that is related to confidential regulatory and exam information that Governmental Authorities have not authorized for disclosure to Buyer) after those minutes are approved by the directors of Bank.

Section 6.07 Additional Financial Statements. Seller will, or will cause Bank to, promptly furnish to Buyer (i) each additional Call Report filed by Bank after the date of this Agreement, as soon as such Call Report is available, and (ii) unaudited month end financial statements of Bank, within ten (10) calendar days following the end of each calendar month after the date of this Agreement.

Section 6.08 Notification of Certain Matters. Seller will promptly notify Buyer in writing if it becomes aware of any fact or condition that (i) makes or shows to be untrue, in any material respect, any representation or warranty made by Seller in, or any information or Confidential Schedules provided to Buyer under, this Agreement, (ii) would cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of Seller herein, or (iii) reasonably could be expected to give rise, individually or in the aggregate, to the failure of any closing condition set forth in ARTICLE IX. No notice pursuant to this Section will affect any representation or warranty given by Seller hereunder or any rights of Buyer under this Agreement.

Section 6.09 Litigation and Claims. Unless otherwise prohibited by Law, Seller will promptly notify Buyer in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of such party, threatened against Seller or Bank, or affecting any of its properties or assets, (i) that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto, (ii) that seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby, or (iii) if such litigation or potential litigation might, upon an unfavorable outcome, reasonably be expected to result in a Material Adverse Change.

Section 6.10 Non-Solicitation of Competing Bids. Except in accordance with the Bidding Procedures Order, Seller shall not, and shall cause its Affiliates and its and their representatives not to, (a) solicit or negotiate with any Specified Person (and to cease immediately any such ongoing activity), or enter into any agreement or understanding with respect to, or approve or recommend, any direct or indirect sale of any equity interest in, or any material portion of the assets of, Seller or Bank or any extraordinary corporate transaction directly or indirectly involving Seller or Bank or (b) provide any Specified Person (other than Buyer and its Affiliates, agents and representatives) with access to the books, records, operating data, contracts, documents or other information relating to Bank. Seller shall promptly notify Buyer of any proposal or offer from a third party to acquire, directly or indirectly, all or any substantial portion of the assets, properties, rights and interests of Seller or Bank received by Seller in writing after the date hereof until the Bankruptcy Court shall have entered the Bidding Procedures Order, and Seller shall communicate to Buyer the material terms of any such bid.

Section 6.11 Consents and Approvals. Seller will, and will cause Bank to, use commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 4.08.

Section 6.12 Benefit Plans. Seller agrees that any employee welfare benefit plan, as defined in ERISA § 3(1) (each, a “Welfare Plan”), that is sponsored or maintained by Seller or Bank may be terminated or modified effective as of the Closing Date, as determined by Buyer in his sole discretion and communicated in writing to Seller at least ten (10) days prior to the Closing Date, subject to compliance with applicable Law so long as any such action does not reduce any benefits to which a participant or beneficiary has already become entitled to thereunder. Seller or Bank, as applicable, will adopt board of director resolutions terminating any other Employee Plans for which Bank has liability so that Bank will have no additional liability for benefits under such other plans from and after the Closing Date.

Section 6.13 Tail D&O Policy. On or prior to the Closing Date, Seller’s existing policies shall include an extended reporting period (otherwise known as “tail coverage”) covering the directors and officers of Bank for a period of at least 2 years from the Closing Date, and the total premium for such policy shall have been paid in full.

Section 6.14 Seller’s Chapter 11 Bankruptcy Case.

(a) Debtor in Possession. Prior to the entry of the Sale Order, during the pendency of the Bankruptcy Case, Seller shall continue to operate its business as a debtor in possession pursuant to the Bankruptcy Code.

(b) The Sale Order and Related Relief. Upon Buyer being the Successful Bidder at the Auction, Seller shall promptly seek the entry of the Sale Order and the following relief from the Bankruptcy Court in a form and substance reasonably acceptable to Buyer:

(i) Subject to the Bidding Procedures, approval of the proposed asset purchase agreement between Seller and the Successful Bidder, as that term shall be defined in the Sale Order, including the sale of the Bank Stock to such Successful Bidder contemplated thereby;

(ii) Confirmation that the sale of the Bank Stock to the Successful Bidder shall be free and clear of all Encumbrances;

(iii) Confirmation that Seller may assume any Tax sharing agreements, and promptly transfer to Bank any amounts of Tax refunds received from any Governmental Authority;

(iv) Confirmation that Seller may assume any proceeds related to any assumed Bank related contracts (including any such proceeds from any insurance claims to the extent relating to Bank), and promptly transfer to Bank any such proceeds;

(v) Confirmation that the Successful Bidder and Seller may cause the Closing to occur as soon as practicable after the entry of the Sale Order becomes a Final Order; and

(vi) Approval of findings of fact and conclusions of law reasonably similar, but not limited to, the following:

(A) the Notice of Sale, and the parties who were served with copies of such Notice of Sale, were in compliance with Sections 105, 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, and 9014 and any other applicable provision of the Bankruptcy Code, the Bankruptcy Rules, or any local bankruptcy rule governing the sale of assets free and clear of Encumbrances, or as directed by the Bankruptcy Court as long as the Bankruptcy Court finds that such notice is sufficient under the circumstances;

(B) all requirements imposed by Section 363(f) of the Bankruptcy Code for the sale of the Bank Stock free and clear of Encumbrances have been satisfied;

(C) the Successful Bidder is a purchaser of the Bank Stock in “good faith” pursuant to Section 363(m) of the Bankruptcy Code, and the Acquisition is entitled to the protections of Section 363(m);

(D) the Successful Bidder and Seller did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(E) pursuant to Section 105 of the Bankruptcy Code, any creditors of Seller are prohibited from taking any actions against the Successful Bidder or the Bank Stock; and

(F) the terms and provisions of the Acquisition are reasonable.

(c) Bankruptcy Efforts. The Buyer and Seller shall use their commercially reasonable best efforts to cause the Bankruptcy Court to enter the Bidding Procedures Order and the Sale Order.

Section 6.15 Joinder in Agreement. As soon as practicable after the execution of this Agreement and the receipt of all requisite regulatory approvals, Seller will cause Bank to become a party to this Agreement. The parties agree that Bank will have no liability of any kind or nature, and will not be bound by any provision of this Agreement until such time as Bank joins as a party to this Agreement by execution of the joinder signature page of this Agreement.

Section 6.16 Tax Covenants of Seller. On Seller’s consolidated U.S. federal income Tax Return for the year in which the Acquisition occurs, Seller shall report all cancellation of indebtedness income resulting from the Subordinated Debenture Acquisition pursuant to Treas. Reg. Section 1.108-2(c)(1).

Section 6.17 401(k) Plan. Prior to Closing, Seller shall cause Bank to terminate and cease all contributions to any Bank 401(k) Plan and related trusts of Bank.

Section 6.18 Intentionally Omitted.

Section 6.19 Bank Professional Fees. At or prior to Closing, Bank shall accrue all professional fees and expenses that are the obligation of Bank.

Section 6.20 Investment Bank Fee. Buyer shall pay, or shall cause Bank to pay, up to $400,000 of any administrative claim of Hovde Group (“Hovde”) approved by the Bankruptcy Court pursuant to the Bankruptcy Code; provided, however, the obligation of Buyer with respect to any such administrative claim is expressly conditioned upon the occurrence of the Closing and Buyer will not have any obligation to Hovde or the Seller with respect thereto in the event Closing does not occur. Debtor shall have no obligation to reimburse, or other liability to, Buyer or the Bank with respect to any such payment made to Hovde.

Section 6.21 Tax Sharing Agreements. At or prior to Closing, Seller and Bank shall take all steps necessary to terminate any and all tax sharing or tax allocation agreements to which Bank is a party (including the TSA), such that after Closing all such agreements shall have no further effect.

Section 6.22 Commitment by Buyer. Buyer hereby commits that, prior to obtaining regulatory approval, Buyer will not enforce any applicable subsections of Section 6.04 or Section 6.06 of the Agreement if by doing so, with respect to such subsection or section, Buyer would exercise control over Bank as control is defined under 12 U.S.C. Section 1841(a)(2).

ARTICLE VII.

COVENANTS OF BUYER

Section 7.01 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Buyer will use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable. Buyer will reasonably cooperate with Seller in connection with the Bankruptcy Case and the filing of any pleadings, documents or other instruments with the Bankruptcy Court necessary or appropriate to facilitate the consummation of the transactions contemplated by this Agreement. Buyer will furnish to the Bankruptcy Court, upon request, evidence that Buyer has the capacity to timely close the transactions contemplated by this Agreement. In addition, Buyer will reasonably cooperate with Seller in Seller’s effort to obtain the approval of the Disclosure Statement and Plan.

Section 7.02 Information for Applications and Statements. Buyer will promptly furnish to Seller all information concerning Buyer, including, but not limited to, financial statements, required for inclusion in any application or statement to be made by Seller or Bank to or filed by Seller or Bank with any Governmental Authority in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement, and Buyer represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects and will not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Buyer will otherwise fully cooperate with Seller in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Notification of Certain Matters. Buyer will promptly notify Seller in writing if it becomes aware of any fact or condition that (i) makes or shows to be untrue any representation or warranty made by Buyer in, or any information or Confidential Schedules provided to Seller under, this Agreement, (ii) would cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of Buyer herein, or (iii) reasonably could be expected to give rise, individually or in the aggregate, to the failure of any closing condition set forth in Article VIII. No notice pursuant to this Section will affect any representation or warranty given by Buyer hereunder or any rights of Seller under this Agreement.

Section 7.04 Litigation and Claims. Buyer will promptly notify Seller in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of such party, threatened against Buyer, or affecting any of his properties or assets, (i) that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto, or (ii) that seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 7.05 Regulatory and Other Approvals. Buyer, at his own expense, will promptly, but in no event later than ten (10) Business Days after the date Seller provides Buyer with the information requested for the regulatory applications under Section 6.02, file or cause to be filed applications or waivers with respect to all regulatory approvals required to be obtained by Buyer in connection with this Agreement and the other agreements contemplated hereby. Buyer will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER AND BANK

The obligations of Seller to consummate the Acquisition are subject to the fulfillment or, to the extent permissible under applicable Law, the written waiver, which may be in whole or in part, of Seller at or prior to the Closing of each of the following conditions:

Section 8.01 Representations and Warranties. The representations and warranties made by Buyer in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and at and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties will be true as of such earlier date.

Section 8.02 Performance of Obligations. Buyer will have, or will have caused to be, performed or observed in all material respects all agreements, terms, covenants and conditions required by this Agreement to be performed or observed by Buyer at or before the Closing.

Section 8.03 Bankruptcy Court Approval. The Bankruptcy Court will have entered the Sale Order, and the Sale Order will have become a Final Order.

Section 8.04 Intentionally Omitted.

Section 8.05 Government Approvals. Seller and Bank will have received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Authorities, and all applicable waiting periods having expired, and those approvals and the transactions contemplated hereby will not have been contested or threatened to be contested by any Governmental Authority by formal proceedings.

Section 8.06 No Litigation. No action will have been taken, and no statute, rule, regulation or order will have been promulgated, enacted, entered, enforced or deemed applicable to the Acquisition by any Federal, state or foreign government or governmental authority or by any court, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject· Bank or any officer, director, shareholder or employee of Bank to criminal or civil liability. Further, no action or proceeding before any Governmental Authority, by any Governmental Authority or by any other Person will have been threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

All obligations of Buyer under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by Buyer:

Section 9.01 Representations and Warranties. The representations and warranties made by Seller and Bank in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and at and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties will be true as of such earlier date.

Section 9.02 Performance of Obligations. Seller or Bank will have, or will have caused to be, performed or observed in all material respects all agreements, terms, covenants and conditions required by this Agreement to be performed or observed by Seller at or before the Closing.

Section 9.03 Intentionally Omitted.

Section 9.04 Bankruptcy Court Approval. The Bankruptcy Court will have entered the Sale Order, and the Sale Order will have become a Final Order.

Section 9.05 Government Approvals. Buyer will have received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Authorities, and all applicable waiting periods having expired, and those approvals and the transactions contemplated hereby will not have been contested or threatened to be contested by any Governmental Authority by formal proceedings.

Section 9.06 No Litigation. No action will have been taken, and no statute, rule, regulation or order will have been promulgated, enacted, entered, enforced or deemed applicable to the Acquisition by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of Buyer, his Affiliates or Bank, (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change or (e) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Buyer or subject any Affiliate of Buyer to criminal or civil liability. Further, no action or proceeding before any court or Governmental Authority, by any government or Governmental Authority or by any other Person, being threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 9.07 Subordinated Debenture Acquisition. All conditions to the closing of the Subordinated Debenture Acquisition shall have been satisfied and Buyer or Bank shall have consummated the Subordinated Debenture Acquisition pursuant to the terms of the Subordinated Debenture Purchase Agreement in a manner that (i) does not result in any cancellation of indebtedness income to Bank either simultaneously with or following the Closing and (ii) allows any cancellation of indebtedness income to be fully offset by the Bank’s net operating loss carryforward on Seller’s consolidated U.S. federal income Tax Return for the year in which the Acquisition occurs.

Section 9.08 Minimum Tier One Leverage Ratio. Bank’s Leverage Ratio, following the transactions contemplated by this Agreement (including the Equity Contribution) shall be a minimum of 7.0%.

Section 9.09 Maximum ACI Coverage Ratio. Bank’s ACI Coverage Ratio, following the transactions contemplated by this Agreement, shall be a maximum of 110%.

Section 9.10 Employment Agreements/Waivers. (A) Each of the Dillon Employment Agreement and the Scott Employment Agreement shall have been amended to delete section 5(b) thereof and to provide that the merger of the Bank into Centennial does not constitute a “change in control” as defined therein, and each, as so amended, shall be in full force and effect; (B) the Murphy Amendment shall have been amended to (i) delete Section 4(b) of the original agreement as amended by section 2 of the amendment; (ii) provide that the merger of the Bank into Centennial does not constitute a “change of control of the Corporation” as defined therein; and (iii) delete the clause “during the five-year period prior to such termination” from Section 8i of the original agreement as amended by section 5 of the amendment; and the Murphy Amendment, as so amended, shall be in full force and effect; (C) Bank shall have entered into employment agreements in the form attached hereto as Exhibit 9.10 with Richard S. Moore and Jeffrey A. Burkee, and such employment agreements shall be in full force and effect; and (D) Seller and Bank shall have (x) received, from each employee of Seller or Bank who is a party to, or who is a participant in, any Employee Plan that contains a definition of change in control or any similar term, a binding waiver stipulating that for all purposes of each such Employee Plan, neither the execution of this Agreement, consummation of the transactions contemplated hereby, nor any related event (including the merger of the Bank into Centennial) shall constitute a change in control or term of similar import, and (y) amended each Employee Plan that contains a definition of change in control or any similar term, to provide that for all purposes of each such Employee Plan, neither the execution of this Agreement, consummation of the transactions contemplated hereby, nor any related event (including the merger of the Bank into Centennial) shall constitute a change in control or term of similar import.

Section 9.11 Confirmation of Lease Expiration. The landlord to that certain lease with Links-Ringling Investments, LLC originally dated April 8, 2004, as amended May 31, 2016, shall have confirmed that such lease will expire in or prior to April 2017 and that no action has been taken to renew such lease.

Section 9.12 No Material Adverse Change. Excluding the transactions contemplated by this Agreement, since December 31, 2015, no fact, change, condition, development, circumstance or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Change.

ARTICLE X.

TERMINATION

Section 10.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before or at the Closing as follows, and in no other manner:

(a) By the mutual written consent of Buyer and Seller;

(b) By either Seller or Buyer (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close as set forth in this Agreement have not been met or waived by February 28, 2017 (“Outside Date”);

(c) By either Buyer or Seller if any of the transactions contemplated by this Agreement are disapproved by any Governmental Authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action is final and non-appealable;

(d) By Buyer or Seller if Buyer or any of his Affiliates receives written notice from or is otherwise advised by a Governmental Authority that it will not grant (or intends to rescind or revoke if previously approved) any approval required to complete the transactions contemplated by this Agreement or receives written notice from such Governmental Authority that it will not grant such required approval on the terms contemplated by this Agreement without imposing any Burdensome Condition;

(e) By Buyer (provided, that Buyer is not in material breach of any representation, warranty, covenant or other agreement contained herein), if Seller fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a 30 day period after notice from Buyer, or if any of the representations or warranties of Seller contained herein or therein are inaccurate in any material respect;

(f) By Seller (provided, that Seller is not in material breach of any representation, warranty, covenant or other agreement contained herein), if Buyer fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a 30 day period after notice from Seller, or if any of the representations or warranties· of Buyer contained herein or therein are inaccurate in any material respect; or

(g) By Buyer or Seller, if the Bankruptcy Court approves an Alternative Transaction.

Section 10.02 Notice of Termination. The power of termination provided for by Section 10.01 may be exercised only by a notice given in writing, as provided in Section 12.07 of this Agreement.

Section 10.03 Effect of Termination. Without limiting any other relief to which any party hereto may be entitled for breach of this Agreement, if this Agreement is terminated in accordance with Section 10.01 hereof, no party to this Agreement will have any further liability or obligation to any other party under this Agreement except the confidentiality provisions of Article XI hereof, which will remain in effect indefinitely.

ARTICLE XI.

CONFIDENTIAL INFORMATION

Section 11.01 Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this Article XI, the term “Recipient” means the party receiving the Subject Information (as defined in Section 11.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party”, as used herein, include: (a) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (b) any Person controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term “Representative” as used herein, includes all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing.

Section 11.02 Definition of “Subject Information”. For purposes of this Article XI, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party, including the terms of this Agreement. The term “Subject Information” does not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 11.03 Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including but not limited to the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives will be informed by the Recipient of the confidential nature of such information and that the Recipient will direct and cause such persons to treat such information confidentially); and (b) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing before any such disclosure by Recipient.

Section 11.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities Laws prohibit any Person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 11.05 Return of Subject Information. In the event of termination of this Agreement for any reason, the Recipient will promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

Section 11.06 Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of Article XI of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party will be entitled to obtain specific performance or injunctive relief against the breach or threatened breach of Article XI of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies are not the exclusive remedies for a breach of Article XI of this Agreement, but are in addition to all other remedies available at Law or in equity to the Disclosing Party.

ARTICLE XII.

MISCELLANEOUS

Section 12.01 Tax Elections.

(a) If requested by Buyer, Seller will join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local or foreign Law) (collectively, a “Section 338(h)(10) Election”), in the manner prescribed under Code Section 338 and the Treasury Regulations thereunder, with respect to the purchase of the Bank Stock hereunder. In connection with the Section 338(h)(10) Election:

(i) Buyer will prepare IRS Form 8023, or any successor or applicable state or local form on which the Section 338(h)(10) Election will be made, in advance of Closing. Seller’s and Buyer’s authorized officers will execute the Form 8023 at Closing, and Seller and Buyer agree to jointly file timely the executed Form 8023, with Buyer assuming responsibility for the timely submission, via certified mail, return receipt requested, of IRS Form 8023 to the IRS. Seller and Buyer will provide each other party with evidence of such timely filing of the Form 8023. Seller and Buyer each agree to cooperate and take such steps as may be required to in connection with the filing of the Form 8023, or its equivalent, for any state or local income tax purposes.

(ii) Seller and Buyer agree that the purchase price will be allocated among the assets of Bank in accordance with Code Section 338 of the Code and the Treasury

Regulations promulgated thereunder, based on the allocations prepared by Buyer. Seller and Buyer further agree to file the IRS Forms 8883 required to be filed by each of them consistently with the purchase price allocation determined pursuant to this provision, and to provide the other party with a copy of the filed IRS Form 8883. If, at the time Seller or Buyer are required to file IRS Form 8883, there remain unresolved issues relating to purchase price allocation, Seller or Buyer may timely file IRS Form 8883 but will file a revised IRS Form 8883, with Part VI completed consistently with the purchase price allocation determined pursuant to this provision, upon resolution of any such issues and will provide the other party with a copy of the revised IRS Form 8883. Seller and Buyer will be bound by the allocations determined pursuant to this provision for purposes of determining any Taxes, and in the event that any such allocation is disputed by any taxing authority the party receiving notice of such dispute will promptly notify and consult with the other party hereto concerning resolution of such dispute.

(iii) Seller and Buyer will report the sale and acquisition, respectively, of the Bank Stock under this Agreement consistent with the Section 338(h)(10) Election, and no party will take any position (whether in audits, Tax Returns, any proceeding before any taxing authority or otherwise) that is inconsistent with such allocation as determined in accordance with this Section 12.01 unless required to do so by applicable Law.

(iv) To the extent permissible by Law, Buyer will prepare and file or cause to be filed (i) any corrections, amendments or supplements to the IRS Form 8023 and (ii) any state or local forms or reports that are necessary or appropriate for purpose of complying with the requirements for making any Section 338(h)(10) Election under state or local Tax Laws, provided that Buyer will provide Seller with four copies of such filing, three copies of which Seller will cause the proper party to execute on behalf of the Seller, if necessary, and return to Buyer on or prior to the thirtieth (30th) day after receipt to be executed by the proper party on behalf of Buyer, if necessary, and one copy of which Buyer will file with the IRS or the appropriate state or local taxing authority.

(v) Neither Buyer nor Seller will take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of the Section 338(h)(10) Election after their execution or to modify or revoke any of the Section 338(h)(10) Election following the filing of the Form 8023 by Buyer or the Forms 8883 by Buyer or Seller or any corresponding state or local provisions without the written consent of Seller or Buyer, as the case may be, which consent may not be unreasonably withheld.

(b) Seller will prepare or cause to be prepared and file or cause to be filed all Tax Returns, and pay all Taxes due with respect to such Tax Returns of Bank, which are or were due on or before the Closing Date. Seller also will prepare or cause to be prepared and file or cause to be filed all Tax Returns, and pay all Taxes due with respect to such Tax Returns of Bank for the taxable period that ends on the Closing Date, which return will be prepared in a manner consistent with the Section 338(h)(10) Election, if made, and as otherwise prescribed in this Section 12.01. Buyer will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for Bank for all periods that begin after the Closing Date and that are due after the Closing Date. Seller will provide Buyer with a copy of all Tax Returns prepared for Bank that are for the period that ends on or with the Closing Date.

Section 12.02 Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby will be borne and paid by the party incurring such expense.

Section 12.03 Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 12.04 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other Person. No party to this Agreement will assign this Agreement, by operation of Law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

Section 12.05 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 12.06 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 12.07 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO SELLER:

Bank of Commerce Holdings, Inc.

1858 Ringling Boulevard

Sarasota, Florida 34236

Attn: Charles O. Murphy

Electronic mail: cmurphy@bankofcommercefl.com

WITH A COPY TO:

Peter J. Haley

Nelson Mullins Riley & Scarborough LLP

1 Post Office Square #30

Boston, Massachusetts 02109

Telecopy: (617) 573 4750

Electronic mail: peter.haley@nelsonmullins.com

IF TO BUYER:

Home Bancshares, Inc.

Attn: C. Randall Sims

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

Electronic mail: rsims@my100bank.com

WITH A COPY TO:

C. Douglas Buford, Jr.

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 W. Capitol Ave., Suite 1800

Little Rock, Arkansas

Telecopy: (501) 918-7866

Electronic mail: dbuford@mwlaw.com

Section 12.08 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. EXCLUSIVE VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT WILL LIE IN A COURT OF COMPETENT JURISDICTION IN TAMPA, FLORIDA.

Section 12.09 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or other electronic transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 12.10 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party may be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 12.11 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 12.12 Public Disclosure. No party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without first consulting with the other parties hereto nor will any party issue any such communication or make such public statement without the prior written consent of the other party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances) issue such communication or make such public statement as may be required by applicable Law or regulation. The parties will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

Section 12.13 Extension; Waiver. At any time before the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 12.07. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 12.07) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, or any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 12.14 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of Seller, Bank and Buyer contained in this Agreement or in any instrument delivered pursuant to this Agreement, will terminate at the Closing Date, except for the covenants that by their terms survive the Closing Date.

Section 12.15 Amendments. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed as of the date first above written.

BANK OF COMMERCE HOLDINGS, INC.

By:	/s/ Charles O. Murphy
Name:	Charles O. Murphy
Title:	President and Chief Executive Officer

HOME BANCSHARES, INC.

By:	/s/ C. Randall Sims
Name:	C. Randall Sims
Title:	Chief Executive Officer

Signature Page to Acquisition Agreement

To be executed following the receipt by Bank of any and all required regulatory approvals:

JOINDER AGREEMENT

IN WITNESS WHEREOF, from and following the date set forth below, Bank hereby agrees to become a party to this Agreement for all purposes of the Agreement and will be entitled to all of the rights and benefits, and subject to all of the obligations and restrictions, of this Agreement as a named party.

THE BANK OF COMMERCE

By:
Name:
Title:

Signature Page to Joinder Agreement to Acquisition Agreement

SCHEDULE 2.01

OTHER PURCHASED ASSETS1

1.	Insurance Policy DOP-670327-0814

a.	Carrier = Catlin Specialty Insurance Company
b.	Insured = Bank of Commerce Holdings Inc.

2.	Insurance Policy ELU135275-14 - Private Company Policy

a.	Carrier = XL Specialty Insurance Company
b.	Insured = Bank of Commerce Holdings, Inc.

3.	Insurance Policy ELU135276-14 - Excess Policy

a.	Carrier = XL Specialty Insurance Company
b.	Insured = Bank of Commerce Holdings, Inc.

4.	Insurance Policy ELU135277-14 - Commercial Banker Bond Endorsement

a.	Carrier = Indian Harbor Insurance Company
b.	Insured = Bank of Commerce Holdings, Inc.

5.	Insurance Policy CAP 507 68 34/ CAA 507 68 34 – Commercial Property

a.	Carrier = The Cincinnati Insurance Company
b.	Insured = The Bank of Commerce & Bank of Commerce Holdings, Inc.

[1]	This Schedule 2.01 lists the current insurance policies in the name of Seller. The policies include tail coverage as provided in Section 6.13.

EXHIBIT 9.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of             , 2016, but effective as of the Effective Time (as defined below), by and between The Bank of Commerce, a Florida-chartered commercial bank (the “Bank”), and                      (the “Officer”). This Agreement establishes the terms of your continued employment with The Bank following its Recapitalization Transaction (as defined below).

1. Duration; Termination of Prior Agreements. This Agreement becomes effective (the “Effective Time”) immediately prior to the time of consummation of the transaction (the “Recapitalization Transaction”) contemplated by that certain Acquisition Agreement, dated September             , 2016, between Bank of Commerce Holdings, Inc., the Bank and Byron DeFoor and ends one year later; provided, however, that the term of this Agreement shall renew for an additional period of one year on each anniversary of the date of this Agreement until either party delivers written notice to the other at least 90 days prior to the end of the then term of this Agreement that this Agreement will no longer renew at the end of such term (the “Term”). All prior employment agreements, stock option agreements, change in control agreements, and supplemental executive retirement programs and agreements (including, without limitation, that certain Agreement between the Bank and Officer dated                      and providing certain change in control rights) shall be terminated and of no further force or effect as of the Effective Time.

2. Title and Duties. During the Term you will be employed by the Bank as                     , devoting your reasonable best professional efforts, time and skill to the performance of the duties originally undertaken under your current job description and any additional duties that may be assigned or delegated to you from time to time.

3. Base Salary. Your annual base salary will be that amount that is being paid to you at the Effective Time and you will be paid in accordance with the Bank’s normal payroll procedures.

4. Bonuses. You will be eligible to receive incentive payments as determined by the Bank’s board of directors in its sole discretion from time to time.

5. Benefits. You will be entitled to benefits that are generally available to all employees of the Bank.

6. Termination.

(a)	Either the Bank or you may terminate your employment upon 60 days’ prior notice to the other party. If you provide notice of your intent to voluntarily terminate this Agreement at any point before payment of any bonus amount or the vesting of any stock options or other awards, you will forfeit the entire amount of such unpaid bonus and/or unvested stock options or other stock awards.

(b)	The Bank may terminate your employment for cause at any time. If you are terminated for cause, you will forfeit the entire amount of any unpaid bonus and/or unvested stock options or other stock awards and the Bank will only be obligated to pay you your accrued but unpaid base salary for the period through the date of termination, less any amounts required to be withheld.

EXH. 9.10-1

(c)	If (i) the Bank terminates your employment for any reason other than for cause or (ii) there is a change in control of the Bank, in any case before the end of the Term of the Agreement (including any renewal thereof) and within one year following the closing of such change in control the Bank terminates your employment for any reason other than for cause, the Bank shall pay you a lump sum payment equal to your annual base salary, less any amounts required to be withheld (the “Severance Payment”). Any such Severance Payment shall be paid in a manner that complies with Sections 409A of the Internal Revenue Code of 1986, as amended. You will not be entitled to any Severance Payment in the event of your death or disability or as a result of your termination by The Bank for cause.

For purposes of this Agreement, “cause” means: (i) your continued failure to satisfactorily perform your duties or (ii) your engagement in illegal conduct, gross misconduct or any other conduct that would result in violations of Section 19 of the Federal Deposit Insurance Act. For the purposes of this Agreement, “change in control” means the date on which the first of the following occurs after the Effective Time:

•	the sale of at least 50% of the Bank’s assets within any 12-month period;

•	the acquisition by any one or more persons of fifty percent (50%) or more of the total voting stock of the Bank within a 12- month period ending on the date of the most recent acquisition provided, however, that the acquisition by a newly formed holding company of the Bank shall not constitute a change in control if the acquisition occurs solely as part of a reorganization in which the shareholders of the Bank exchange their shares of the Bank for shares of the holding company such that the shareholders of the Bank receive, after the reorganization, substantially the same proportional share interests in the holding company as they held in the Bank (except for changes resulting from the exercise of dissenting shareholders’ rights); or

•	the replacement of a majority of members of the Bank’s board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s board of directors or by shareholders holding at least 50.1% of the Bank’s issued and outstanding common stock before the date of the appointment or election.

For avoidance of doubt, the closing of the Recapitalization Transaction (including without limitation the subsequent merger of Bank into Centennial Bank) shall not constitute a change in control.

7. Non-Competition; Non-Solicitation.

(a)	In consideration of this Agreement or any Severance Payment you may receive pursuant to this Agreement, during the Term (including any renewal thereof) and for 12 months following the termination of your employment with the Bank (except following the closing of a change in control), you agree that you will not, other than in the ordinary course of performing your duties hereunder or as agreed by the Bank in writing, engage in any business of the Bank, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, with any state or nationally chartered bank, savings association, trust company or other financial institution, in any county in which there exists a branch of the Bank. You shall not be deemed to be in violation of this Section 7(a) by reason of the fact that you own or acquire, solely as an investment, up to two percent (2%) of the outstanding equity securities (measured by value) of any entity.

EXH. 9.10-2

(b)	You agree that during the Term (including any renewal thereof) and for a period of 12 months following the termination of your employment with the Bank (except following the closing of a change in control), you will not, without the prior written consent of the Bank, directly or indirectly, hire any employee or independent contractor of the Bank, or knowingly solicit or encourage any such employee or independent contractor to leave the employ of the Bank.

(c)	You agree that during the Term (including any renewal thereof) and for a period of 12 months following the termination of your employment with the Bank (except following the closing of a change in control), you will not, without the prior written consent of the Bank, knowingly solicit or encourage any customer or supplier of the Bank to reduce or cease its business with The Bank or otherwise knowingly interfere with the relationship of The Bank with its customers or suppliers.

8. Miscellaneous. This Agreement shall be governed by and construed under Florida law. The parties agree that any claims or actions arising out of or related to this Agreement shall be brought in the courts of record of the State of Florida in Sarasota County or the United States District Court, Middle District of Florida –Tampa Division and each party hereby consents to the exclusive jurisdiction of such Florida courts. The successful or prevailing party or parties with respect to any such claims or actions shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings). Notwithstanding any other provision of this Agreement to the contrary, the amounts paid or payable to the Officer pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with Sections 18(k) and 32(a) of the Federal Deposit Insurance Act (“FDIA”) and Part 359 of the FDIC’s rules and regulations, and any regulations promulgated under the FDIA. THE PARTIES HEREBY WAIVE THEIR RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH CLAIMS OR ACTIONS. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT HE/SHE/IT MAY SEEK HIS/HER/ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written but effective as of the Effective Date.

THE BANK OF COMMERCE	EMPLOYEE

By:	By:
Name:	Name:
Title:	Title:

EXH. 9.10-3

FINAL

Bank of Commerce Holdings, Inc. Confidential Schedules

Pursuant to the Acquisition Agreement

Between

Home Bancshares, Inc. and Bank of Commerce Holdings, Inc.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER AND BANK

CONFIDENTIAL SCHEDULES*

Section 4.01 Organization and Qualification

Section 4.02 Capitalization

Section 4.03 Compliance with Laws, Permits and Instruments

Section 4.04 Execution and Delivery; No Conflicts

Section 4.05 Financial Statements

Section 4.06 Undisclosed Liabilities

Section 4.07 Litigation

Section 4.08 Consents and Approvals

Section 4.09 Title to Assets; Real Property

Section 4.10 Absence of Certain Changes or Events

Section 4.11 Leases, Contracts and Agreements

Section 4.12 Taxes

Section 4.13 Insurance

Section 4.14 No Material Adverse Change

Section 4.16 Transactions With Certain Persons and Entities

Section 4.18 Condition of Assets

Section 4.19 Environmental Compliance

Section 4.20 Regulatory Compliance

Section 4.22 Books and Records

Section 4.25 Guaranties

Section 4.27 Employee Benefit Plans

Section 4.28 Obligations to Employees

Section 4.29 Interest Rate Risk Management Instruments

Section 4.32 Portfolio

Section 4.36 Off Balance Sheet Arrangements

Section 4.37 Change of Control

Section 4.38 Brokers

*	The disclosure schedules listed above have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.